Exhibit 99.1

Important Notice to Directors and Executive Officers of Genworth Financial, Inc.

Regarding Blackout Period and Regulation BTR (Blackout Trading Restrictions)

July 18, 2025

The purpose of this notice is to inform you of a “blackout period” under the Genworth Retirement and Savings Plan (the “Genworth Plan”), during which you will be prohibited from engaging in transactions involving the common stock of Genworth Financial, Inc. (the “Company”) that you acquire or previously acquired in connection with your service as a director or employment as an executive officer of the Company. We are required to provide this notice to you under Rule 104 of Regulation BTR promulgated by the U.S. Securities and Exchange Commission pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002.

Reason for the Blackout Period

The Genworth Plan will transition certain recordkeeping services from Alight Solutions to Fidelity Investments, effective August 1, 2025.

Impact on Genworth Plan During the Blackout Period

During the Blackout Period (as defined below), Genworth Plan participants will have limited access to their accounts and will be unable to change their contribution rate, direct or diversify the investments in their individual accounts (including transfers into or out of Genworth Financial, Inc. common stock), or obtain a loan, withdrawal or distribution from their Genworth Plan account.

Length of Blackout Period

The Blackout Period is expected to begin at 4:00 p.m. Eastern Time on July 25, 2025, and end during the week of August 24, 2025 (the “Blackout Period”). During the Blackout Period you may obtain, without charge, information as to whether the Blackout Period has begun or ended by contacting David Kurzawa, Chief Securities Counsel by telephone at 804-662-2632, or by mail at 11011 West Broad Street, Glen Allen, Virginia 23060.

Restrictions on Directors and Executive Officers During the Blackout Period

During the Blackout Period, directors and executive officers of the Company will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. These restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any common stock of the Company, or any derivatives of the Company’s common stock, acquired in connection with your service as a director or employment as an executive officer of the Company, regardless of whether you participate in the Genworth Plan. Please note that these prohibitions are not limited to those transactions involving your direct ownership, but include any transaction in which you have a pecuniary interest, such as transactions involving immediate family members living in your household and certain entities in which you have financial involvement. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming with David Kurzawa whether an exception is available.

Questions or Additional Information

The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have any questions, please contact David Kurzawa, Chief Securities Counsel by telephone at 804-662-2632, or by mail at 11011 West Broad Street, Glen Allen, Virginia 23060.